UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2011

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

CNX Gas Company LLC (the “Company”), a Virginia limited liability company and indirect subsidiary of CONSOL Energy Inc., a Delaware company (“CONSOL”), and Noble Energy, Inc., a Delaware company (“Noble Energy”), have entered into an Asset Acquisition Agreement, dated August 17, 2011 (the “AA Agreement”). Pursuant to the terms of the AA Agreement, at closing, the Company will transfer to Noble Energy (a) 50% of the Company’s undivided interest in certain Marcellus Shale oil and gas assets and properties in West Virginia and Pennsylvania covering approximately 663,350 net acres (the “Conveyed Interests” and, together with the Company’s remaining 50% undivided interest in such assets and any other similarly situated oil and gas assets that are jointly acquired by the Company and Noble after the closing, the “Subject Assets”) in exchange for $1.07 billion in cash, payable in three equal installments (with the first installment due at closing of the AA Agreement and the following two installments paid at the first and second anniversary of closing, respectively) and a commitment by Noble Energy to pay one-third of the Company’s working interest share of certain drilling and completion costs with respect to the Subject Assets, up to approximately $2.13 billion (the “Carried Costs”) and (b) 50% of the Company’s undivided interest in certain of its existing Marcellus Shale wells and related leases in exchange for $160 million cash, payable at closing, in each case, subject to certain customary adjustments.

At the closing of the proposed acquisition, the AA Agreement provides that the Company and Noble Energy will also enter into a Joint Development Agreement (the “JDA”) pursuant to which the Company and Noble Energy will agree to jointly develop the Subject Assets, with the Company being the designated operator of the dry gas areas and Noble Energy being the designated operator of the wet gas areas. During an initial transition period, the Company will operate all of the Subject Assets until Noble Energy is able to take over operations in the wet gas areas. Under the terms of the JDA, Noble Energy will agree to pay the Carried Costs. The Carried Costs will be paid by Noble Energy as wells are drilled on the Subject Assets, which is expected to extend over a period of approximately 9 years (the “Carry Period”). Noble Energy’s obligation to pay the Carried Costs will be limited to $400 million in each calendar year and will be suspended if average natural gas prices fall and remain below $4.00/MMBtu in any three consecutive month period and will remain suspended until average natural gas prices are above $4.00/MMBtu for three consecutive months. Except for the Subject Assets that are already subject to joint operating agreements with third parties, the operation of the Subject Assets will be governed by an agreed upon form of joint operating agreement. Following the expiration of an interim transition period ending no later than March 31, 2013, the Company and Noble Energy will each take in kind and market their own gas production. All wellhead condensate production will be marketed by the party operating the well from which such production is produced. During the Carry Period, the Company and Noble Energy will form a Joint Development Committee (the “Committee”) to generally oversee operations in the AMI (as defined below) and to approve certain matters specified in the JDA. The Committee will initially consist of an equal number of members from the Company and Noble Energy, with each party having a 50% vote. The JDA also contains customary transfer restrictions on each of the Company’s and Noble Energy’s ability to transfer their respective interests in the Subject Assets, with the Company not being permitted to transfer its interest in the Subject Assets without Noble’s consent for 30 months following the closing. The JDA also contains a customary area of mutual interest provision covering each of the counties in Pennsylvania and West Virginia in which the Subject Assets are located (the “AMI”). With certain limited exceptions, the JDA will terminate 60 days following the day on which Noble satisfies its obligations to pay the Carried Costs.

The cash payments due under the AA Agreement, as well as Noble Energy’s Carried Costs obligation (the “Total Amount”), are subject to certain adjustments, including certain closing adjustments for certain material environmental conditions relating to the Conveyed Interests and certain post-closing adjustments for certain material defects in the Company’s title to the Subject Assets.

The Company and Noble Energy have also agreed to form a gathering company to provide gathering lines and facilities to receive and deliver production from the existing Marcellus Shale wells and future wells on the Subject Assets. The Company and Noble Energy will each own 50% of the new gathering company. Upon formation of the new gathering company, the Company will contribute its existing gathering assets to the new gathering company valued at approximately $118 million, Noble Energy will contribute approximately $59 million in cash to the new gathering company and the new gathering company will make a special cash distribution of $59 million to CNX (the “Gathering Transaction”). The Company and Noble Energy have agreed in principal to the primary terms for the Gathering Transaction and expect to finalize the definitive agreements for the Gathering Transaction prior to closing.

Closing of the AA Agreement is subject to certain customary closing conditions including, among others, a condition to the Company’s obligation to close that it receive the consent of the holders of CONSOL’s outstanding 8.00% Senior Notes due 2017, 8.25% Senior Notes due 2020 and 6.375% Senior Notes due 2021 to an amendment of the indentures for each of those notes, clarifying that the transactions contemplated by the AA Agreement are permitted under those indentures. With respect to each of the three series of notes, only the holders of a majority in aggregate principal amount of the notes need to approve the amendment to the respective indentures. Although the Company is obligated to use commercially reasonable efforts to obtain the consent of the holders of the notes to amend the indentures, CONSOL is not required to offer to the holders of the notes more than $5.00 in cash per $1,000 in principal amount of the notes as a consent payment. CONSOL is commencing a consent solicitation to obtain the consent of the holders of the notes to amend the indentures and is offering a consent payment of $5.00 in cash per $1,000 in principal amount of the notes.

The AA Agreement contains customary representations and warranties, covenants and indemnification obligations. If either the Company or Noble Energy terminates the AA Agreement because of a willful breach by the other party or the other party’s election not to close despite all of the closing conditions having been met, the party terminating the AA Agreement will receive liquidated damages of $100 million from the other party.

The description set forth above of the AA Agreement is not complete and is subject to and qualified in its entirety by reference to the complete text of the AA Agreement, a copy of which is filed herewith as Exhibit 2.1 and the terms of which are incorporated by reference.

The AA Agreement is expected to close on September 30, 2011, or if the conditions to closing identified in the AA Agreement have not yet been satisfied as of such date, as soon thereafter as such conditions have been satisfied or waived.

The AA Agreement has been included solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about CONSOL or any of its subsidiaries or affiliates or their assets. The representations, warranties and covenants contained in the AA Agreement are made solely for purposes of the agreement and are made as of its date; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the AA Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of CONSOL or any of its subsidiaries or affiliates or their assets. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the AA Agreement, which subsequent information may or may not be fully reflected in public disclosures. There can be no assurance that the transactions contemplated by the AA Agreement will be consummated.

Item 7.01	Regulation FD Disclosure.

On August 18, 2011, CONSOL issued a press release announcing the transaction described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1. On August 18, 2011 CONSOL issued a press release announcing a consent solicitation with respect to its 8.00% Senior Notes due 2017, 8.25% Senior Notes due 2020 and 6.375% Senior Notes due 2021. A copy of the press release is attached hereto as Exhibit 99.2.

All of the foregoing exhibits are being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

Exhibit 2.1	Asset Acquisition Agreement dated August 17, 2011 between CNX Gas Company LLC and Noble Energy, Inc. including Annex I (Definitions) thereto. Schedules and Exhibits to the Asset Acquisition Agreement identified in the Table of Contents to the Asset Acquisition Agreement are not being filed but will be furnished supplementally to the Securities and Exchange Commission upon request.

Exhibit 99.1	Press Release dated August 18, 2011 regarding entering into the Asset Acquisition Agreement with Noble Energy, Inc.

Exhibit 99.2	Press Release dated August 18, 2011 regarding the Consent Solicitation for Amendment to Indentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey
Executive Vice President and Chief Legal Officer

Dated: August 18, 2011

Exhibit Index

Exhibit Number	Description of Exhibit

Exhibit 2.1	Asset Acquisition Agreement dated August 17, 2011 between CNX Gas Company LLC and Noble Energy, Inc. including Annex I (Definitions) thereto. Schedules and Exhibits to the Asset Acquisition Agreement identified in the Table of Contents to the Asset Acquisition Agreement are not being filed but will be furnished supplementally to the Securities and Exchange Commission upon request.

Exhibit 99.1	Press Release dated August 18, 2011 regarding entering into the Asset Acquisition Agreement with Noble Energy, Inc.

Exhibit 99.2	Press Release dated August 18, 2011 regarding the Consent Solicitation for Amendment to Indentures.